Filed Pursuant To Rule 433 Registration No. 333-167132 March 2, 2012

Filed Pursuant To Rule 433

Registration No. 333-167132

February 28, 2012

Gold: A Unique Asset Class

The Strategic Case for Portfolio Construction

Agenda

Rediscovering the role of gold within an investment portfolio

– “True” portfolio diversification: low and negative correlation

– Risk management: liquidity, moderate volatility, no credit risk and tail risk protection

– Capital preservation: inflation and currency hedge

Fundamental drivers for the gold market

– Supply and Demand

– Structural changes – India, China and central banks

Gold bull market in perspective Ways to access the market

p. 2

Rediscovering the Role of Gold within an Investment Portfolio

p. 3

Why should Gold Receive a Strategic Allocation?

“True” portfolio diversification

– Long-run lack of correlation to most assets

– Negative correlation to equities during negative economic environments

Risk management

– liquidity, moderate volatility, no credit risk and tail risk protection

Capital preservation

– Inflation/deflation hedge

– Currency hedge

p. 4

Gold Has Low Correlation Relative To Most Assets in The Long -Run…

(US$ Correlation ); January of weekly 1987 – returnsJuly 2010* between gold (US$ /oz) and selected asset classes

JPM 3-month T-bill Index JPM US Treasury Index BarCap Global Tsy Agg ex US

BarCap US Credit BarCap US High Yield JPM EM sovereign debt MSCI US

MSCI EAFE MSCI EM S&P GSCI® Gold (US$/oz)

-1.0 -0.8 -0.6 -0.4 -0.2 0.0 0.2 0.4 0.6 0.8 1.0%

*Except for MSCI EM index (December 1987 – July 2010) and JP Morgan EM sovereign debt index (December1990 – July 2010) due to data availability.

Source: Barclays Capital, Bloomberg, JP Morgan, LBMA, World Gold Council p. 5

…And It Is Negatively Correlated in Tail Risk Events

The “conditional” correlation between gold and other assets aids in risk management

Weekly -return correlation between equities, gold and commodities when equities move by more than 2 (Standard deviation) January 1987 – June 2010

S&P 500® return more than +2s

S&P 500 return less than—2s

-0.50 -0.25 0.00 0.25 0.50 0.75 1.00

Correlation between S&P 500 and gold (US$/oz) Correlation between S&P 500 and S&P GSCI

Source: LBMA, Bloomberg, World Gold Council p. 6

Gold’s Volatility Tends To Be Lower Than Equity and Commodity Indices …

Annualized volatility (%) of weekly returns for selected asset classes; January 1987 – July 2010*

JPM 3M T-Bill Index BarCap US Treasury Agg BarCap US Credit Index BarCap US High Yield BarCap Global Tsy Agg ex US JPM EM sovereign debt Gold (US$ /oz) MSCI US

MSCI EAFE S&P GSCI

MSCI EM

5	10 15 20 25%

*Except for MSCI EM Index (December 1987 – July 2010) and JP Morgan EM Sovereign Debt. Index (December 1990 – July 2010) due to data availablility.

Source: Barclays Capital, LBMA, MSCI Barra, Standard & Poor’s, World Gold Council p. 7

…Especially in Periods of High Market Volatility

90-day annualized volatility ratio of the S&P 500 and Gold (US$ /oz)

Volatility Ratio

3.0

2.5

2.0

ASPX > AGold 1.5 1.0 0.5 ASPX < AGold

0.0

2002 2003 2004 2005 2006 2007 2008 2010 2011

Source: Bloomberg, World Gold Council. p. 8

Gold’s Volatility is Lower on the Downside Than on the Upside

Annualized volatility of positive and negative weekly returns for gold (US$/oz) and S&P 500 (January 1987 – July 2010)

%

25 20 15 10 5

0

Negative returns Positive returns

Gold ($US/oz) S&P 500 Index

Source: Bloomberg, LBMA, World Gold Council p. 9

Gold Reduces Portfolio VaR and Increases Risk -adjusted Returns

Increases in information ratio resulting from adding gold to portfolio

%

3.00 2.50 2.00 1.50 1.00 0.50

0.00

Conservative (3.7%) Standard (3.6%)

Case gold %

Standard portfolio is constrained to have 55% equities, 25% fixed income and at most 5% cash. Conservative portfolio is constrained to have 30% equities, 50% fixed income and at most 10% cash. These portfolios contain the hedge fund composite as a proxy for a hedge fund allocation.

Sources: World Gold Council p. 10

Gold Reduces Portfolio VaR and Increases Risk -adjusted Returns (Continued)

VaR reductions from adding gold to a portfolio with alternative assets

‘000s

20 18 16 14 12 10 8 6 4 2

0

Conservative (3.9%) Standard (4.4%) Case gold %

Standard portfolio is constrained to have 55% equities, 25% fixed income and at most 5% cash. Conservative portfolio is constrained to have 30% equities, 50% fixed income and at most 10% cash. These portfolios contain the hedge fund composite as a proxy for a hedge fund allocation.

Sources: World Gold Council p. 11

In Practice, it Reduces Losses when Tail Risk Events do Occur

Outperformance of a US$ 10M standard portfolio containing gold during selected crises

US$ ‘000s

200 180 160 140 120 100 80 60 40 20 0 -20

Black LTCM crisis Dot-com September 2002 Great Sov’n debt monday bubble 11th recession recession crisis

Standard portfolio defined as one having 55% equities, 25% fixed income and at most 5% cash with the remaining weights optimally Allocated in alternative assets including gold, commodities, fund of HFs, private equity and real state. Gold’s allocation when included

Id 4.4% . Black Monday: 9/87-11/87, LTCM: 8/98. Dot-com: 3/00-3/01, Sept. 11th: 9/01, 2002 recession: 3/02-7/02, Great recession: 10/07-2/09,

Sov’n debt crisis I: 1/10-5/10. p. 12 Source: Barclays Capital, Bloomberg, Hedge Fund Research, JP Morgan, Thomson Reuters, World Gold Council

# Gold Acts As a Currency Hedge and in Particular Is Negatively Correlated to the US dollar

Gold versus US trade-weighted dollar index and Euro basket


US$/oz
Index level
2000
1800
1600
1400
1200
1000
800
600
400
200
0
140
120
100
80
60
40
20
0
1999
2000
2001
2001
2002
2002
2003
2003
2004
2005
2005
2006
2006
2007
2008
2008
2009
2009
2010
2010
2011
Gold spot price (US$/oz, LHS)
US trade-weighted dollar index (RHS)
BOE effective FX Euro

WORLD GOLD COUNCIL

Sources: Bloomberg, World Gold Council.

SPDR GLD GOLD SHARES

p. 13

Performance of Gold under Different Inflation Scenarios

Real returns for gold under different inflation environments

%

18 16 14 12 10 8 6 4 2

0

Low (<2%) Moderate (2%—5%) High (>5%)

US CPI YoY

Sources: Bloomberg, World Gold Council. p. 14

The Gold Market is Large Even When Compared To Traditional Markets

Size of various markets

US$ bn

10,000 9,000 8,000 7,000 6,000 5,000 4,000 3,000 2,000 1,000 0

US Gold US German UK Gilts Exxon Apple Oil* Treasury Agency Bunds Mobil debt debt

*Based on open interest in oil figures contracts across major oil futures exchanges.

Source: BIS, Bloomberg, Thomson Reuters, GFMS, SIFMA p. 15

Gold Is Also a Highly Liquid Asset

Average daily turnover*

%

9.0 8.0 7.0 6.0 5.0 4.0 3.0 2.0 1.0

0.0

Gold US Treasuries Japanese US agencies German UK Gilts gov’t bonds Bunds

*Daily turnover is calculated as average daily volume divided by total outstanding value. In the case for gold, total outstanding is calculated using private and public bullion holdings.

Source: German Finance Agency, Japanese MOF, SIFMA, Thomson Reuters GFMS, UK DMO, World Gold Council p. 16

Gold Market Fundamentals

Drivers Behind Gold’s Bull Run

p. 17

Physical above Ground Stock Breakdown

67ft

Total above ground stocks

= 166,600 tonnes (US$ 8.1 trillion) 1

*
*

Jewellery

67ft Official sector 84,200t 29,000t 50.5% 17.4%

1	Based on end-2010 volume and Q2 2011 average gold price.
2	Includes “other fabrication” (11.2%) and “unaccounted for” (2.2%)

Source: Thomson Reuters GFMS, US Geological Survey, World Gold Council p. 18

Diversification of Supply and Demand

5-year average annual demand (Q4’06-Q3’11) 5-year average annual supply (Q4’06 Q3’11)—Annual average: 3,935 t Annual average: 3,935 t

Jewelry (2,139 t) 54%

Mine production** (2,351 t) 60% Investment* (1,259 t) 32% Recycled gold (1,414 t) 36% Technology (454 t) 12% Official Sector (171 t) 4%

*	Includes identifiable and non- identifiable investment

** Net of producer hedging t: tonnes t: tonnes Source: GFMS

p. 19

Central Banks Are Now a Net Source of Demand

1-year annual demand (Q4’10 –—Q3’11) 1-year annual supply (Q4’10—Q3’11) Total: 4,400 t Total: 4,400 t

Jewelry (2,033 t) 46%

Investment* (1,619 t) 37% Mine production** (2,753 t) 63% Technology (468 t) 11% Recycled gold (1,647 t) 37% Official sector (349 t) 8%

** Net of producer hedging * Includes identifiable and non- identifiable—investment t: tonnes t: tonnes Source: GFMS

p. 20

Where Is Demand for Gold Coming from?

Europe and Russia

North 16% Middle America East and Turkey

13% 9%

Greater China

19%

India

26%

Others

19%

Source: Thomson Reuters GFMS, World Gold Council

Note: Based on 2010 figures. It includes jewelry, technology, bars, coins and ETF demand. It excludes over-the-counter transactions and central bank purchases. p. 21

The Geographical Landscape of Demand Has Changed Considerably over the Last 40 Years

Distribution of gold demand by region

1970 1980 1990 2000 2010 Gold Price (US$/oz) 213 1549 653 357 1449

Gold Price Volatility 0.07 0.52 0.18 0.14 0.16 Gold Demand by Region Europe 497.3 541.3 833.9 812.6 621.6 Middle East 109.3 70.5 443.1 714.5 380.6

North America 192.7 413.8 353.4 302.6 452.6 Latin America 94.3 63.3 76.1 119.6 62.9 Indian Sub cont. 265 50.7 293.3 895.3 1101.8

East Asia 242.7 132.1 954.8 1026 1198.4 Africa 54.9 127.9 56.1 38.4 45.3 Oceanic 7.9 11.3 17.1 11.5 19.8 CIS 0 0 121.7 43 84.5 Other World 0 0 15.9 47.1 30.8 World 1464.1 1410.9 3165.4 4010.6 3998.1

Gold price volatility = average daily volatility of London pm fix for reference year; CIS = Commonwealth of Independent States p. 22 Source: Thomson Reuters GFMS, LBMA, Bloomberg, World Gold Council

# China and India Play an Increasingly Important Role in Global Demand

Indian and Chinese consumer demand[1] as a share of total consumer



%
US$/oz
60
50
40
30
20
10
0
2000
1800
1600
1400
1200
1000
800
600
400
200
0
1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011[2]
Share of global (%, lhs)
London PM fix (US$/oz, rhs)[3]

1. Consumer demand includes jewellery, bar & coin, technology and ETFs
2. 2011 is computed by annualizing Q1, Q2 and Q3 data
3. Annual ave. price to 2010. YTD 2011

Source: Thomson Reuters Datastream, Thomson Reuters GFMS, World Gold Council

WORLD GOLD COUNCIL
SPDR GLD GOLD SHARES
p. 23

2011 Is Projected To Have the Highest Investment Demand or Record

Global investment demand remains strong*

1600

1400

?

1200

1000

Tons 800 600

400

200

0

2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011

Total Bar and Coin Demand ETFs & Similar Products

*2011 Investment demand is calculated by annualizing 3 quarters of data

Sources: Thompson Reuters GFMS, World Gold Council p. 24

Central Banks Have Turned Net Buyers of Gold again

Net official sector transactions

600

400

What is now a 200 source of demand

0

-200 …used to be a -400 source of supply

-600

-800

1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011*

*2011: Central bank purchases are calculated by summing 3 quarters of available data

Source: Thomson Reuters GFMS, World Gold Council p. 25

# … As Emerging Market Central Banks Continue To Be Buyers…

Large gold acquisitions or announcements since January 2009


500
450
400
350
300
250
200
150
100
50
0
454
320
200
99
68
25
21
China
Russia
India
Mexico
Thailand
South Korea
Bolivia

WORLD GOLD COUNCIL
IMF International Financial Statistics, World Gold Council
SPDR GLD GOLD SHARES
p. 26

…As They Need To Catch Up with Their Western Peers

Central bank gold holdings in tonnes

UK Switzerland

Netherlands Total gold holdings: 18,384t France % of total reserves: 58% Italy Germany US

Thailand Indonesia

Taiwan Gold reserves at 2.6%: 3,041t Gold reserves at 10%: 11,572t S.Korea Japan India China

0 2,000 4,000 6,000 8,000 10,000 Tonnes

Source: IMF IFS, World Gold Council p. 27

Gold Bull Market in Perspective

p. 28

A Measured Appreciation, Not a Parabolic Rise

Gold price 1970 –1980 versus 2000 –2010

Index level

2500 2000 1500 1000 500

0

1970 1971 1972 1973 1974 1975 1976 1977 1978 1979 1980 1981 1982 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 1970–1982 (Jan 1,1970=100) 1999–2011 (Jan 1, 2000=100)

Source: Bloomberg, LBMA, World Gold Council p. 29

Global Allocations To Gold Remain Small

Total above ground stocks of gold in Size of financial markets (US$ 146 trillion)* private hands = 31,100 tonnes by end 2010 Gold holdings as a % of total global assets were no more than 1% by end 2010

Money markets (9%) Bonds (49%) Equities (37%) Alternatives (4%) Gold (1%)

*Figures are estimated as of December 2010 using: the global market capitalization of all publicly traded stocks and REIT; the total value of outstanding bonds & money market instruments; total open interest on commodity futures plus above ground stocks of metals in private hands; the assets under management of private equity and hedge funds; and private holdings of gold bullion. Central bank holdings of gold and bonds were excluded.

Source: BIS, Hedge Fund Research, J.P. Morgan, Preqin, World Federation of Exchanges, World Gold Council

p. 30

Many Options To Suit Needs and Preferences

Coins and bars

– Bullion versus numismatic

– Economy of scale

Gold accounts — available from bullion banks

– Allocated: specific bars identified by number, hallmark and weight

– Unallocated: share in a pool of gold; can be lent out

Mining equities

– A complement to bullion

Over -the-counter products ETFs

– Fully-backed by bullion

– Leveraged

Gold futures and options

– Exchanges around the world — COMEX being the largest for gold

p. 31

Disclosure

FOR INVESTMENT PROFESSIONAL USE ONLY. NOT FOR PUBLIC USE

IMPORTANT RISK INFORMATION

As with in all the investments, future or that investing gold will in continue gold entails to exhibit risk. There low to can negative be no correlation assurance with that other gold will asset maintain classes its . You long -could term value loose in money terms by of investing purchasing in gold.

ETF trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.

Although shares of GLD have historically been readily tradable on securities exchanges, there can be no assurance that an active trading market will be maintained.

Diversification does not ensure profit or guarantee against loss.

Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

This presentation is provided solely for general information and educational purposes. It is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. It does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments.

This presentation does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this presentation. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision.

While the accuracy of any information communicated herewith has been checked, neither the World Gold Council nor any of its affiliates can guarantee such accuracy. In no event will the World Gold Council or any of its affiliates be liable for any decision made or action taken in reliance on the information in this presentation or for any consequential, special, punitive, incidental, indirect or similar damages arising from, related to or connected with this presentation even if notified of the possibility of such damages.

Expressions of opinion are those of the author and are subject to change without notice.

p. 32

Disclosure (Continued)

Important Information Relating to SPDR Gold Trust:

The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon he sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.

The MSCI Emerging Markets Index, MSCI EAFE Index and the MSCI US are trademarks of Morgan Stanley Capital International.

S&P GSCI® is a trademark of Standard & Poor’s Financial Services, LLC. and has been licensed for use by Goldman, Sachs & Co.

All information provided herein regarding JPMorgan Index products (referred to herein as “Index” or “Indices”), including without limitation, the levels of the Indices, is provided for informational purposes only and nothing herein constitutes, or forms part of, an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction, or a valuation or price for any product referencing the Indices. Nor should anything herein be construed as a recommendation to adopt any investment strategy or as legal, tax of accounting advice.

“SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. STANDARD & POOR’S, S&P and S&P 500 are registered trademarks of Standard & Poor’s Financial Services LLC. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111866.320.4053 www.spdrgoldshares.com

p. 33

Staley Capital International

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.